Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willis Lease Finance Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 333-15343, 333-48258, 333-63830, 333-109140, 333-118127, 333-142914, 333-170049) on Form S-8 of Willis Lease Finance Corporation of our reports dated March 16, 2015, with respect to the consolidated balance sheets of Willis Lease Finance Corporation as of December 31, 2014 and 2013, and the related consolidated statements of income (loss), shareholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2014, and related financial statement schedules I and II, and the effectiveness of internal control over financial reporting which reports appears in the December 31, 2014 annual report on Form 10-K of Willis Lease Finance Corporation.

/s/ KPMG LLP
San Francisco, California
March 16, 2015